Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100
For Immediate Release
Media:                    Peter J. Faur
(602) 366-7993
Investors:    Stanton K. Rideout
(602) 366-8589
Phelps Dodge Corp. Board Members Robert N. Burt, Robert D. Krebs to Retire;
Dustan E. McCoy, Martin Richenhagen Will Stand for Election
PHOENIX, April 5, 2006 — Two members of the Phelps Dodge Corp. (NYSE:PD) board of directors, Robert N. Burt and Robert D. Krebs, are retiring from the board and will not stand for re-election at the company’s annual meeting on May 26. Burt, retired chairman and chief executive officer of FMC Corp., and Krebs, retired chairman and chief executive officer of Burlington Northern Santa Fe Corp., served on the Phelps Dodge board for 13 years and 19 years, respectively.
The board of directors has nominated the following candidates to stand for election at the upcoming annual meeting:
•	Dustan E. McCoy, 56, chairman and chief executive officer of Brunswick Corp., a leading manufacturer of high-quality recreational products. McCoy joined Brunswick in 1999 and became chairman and chief executive officer in December 2005. Before joining Brunswick, he held senior positions with Witco Corp., a chemical manufacturer. McCoy holds a bachelor of arts degree in political science from Eastern Kentucky University and a juris doctor degree from the Salmon P. Chase College of Law at Northern Kentucky University. He also serves on the board of directors of Louisiana-Pacific Corp.

•	Martin Richenhagen, 53, president and chief executive officer of AGCO Corp., a leading manufacturer and distributor of agricultural equipment. Richenhagen joined AGCO in 2004. Before coming to AGCO, he held senior positions with Forbo International SA, a Swiss-based manufacturer of flooring materials, and CLAAS KgaA mbH, a German-based manufacturer of agricultural equipment. Richenhagen holds a degree in theology and Romance literature from the University of Bonn and a diploma in business administration from AKAD University of Stuttgart. He is a director of AGCO Corp.
“Bob Burt and Rob Krebs have made important contributions to Phelps Dodge during their many years of service, and I certainly understand their desire for less-structured schedules,” said J. Steven Whisler, chairman and chief executive officer. “We are delighted Dusty McCoy and Martin Richenhagen will be joining our board. Each is a strong, respected, independent business leader with broad and varied business experiences.”
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company employs more than 13,500 people worldwide.
# # #